Exhibit 8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 22, 2006 (except as to note 16 which is as of March 30, 2006), with respect to the consolidated financial statements of Cumberland Resources Ltd. included in this Annual Report (Form 40-F) for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission.

/s/  Ernst & Young LLP

Chartered Accountants

Vancouver, British Columbia, Canada

March 30, 2006